All State Properties Holdings Signs Letter of Intent to Purchase Mineral Rights Including ... Page 1 of 1

June 21,2010 11 :18 AM Eastern Daylight Time

All State Properties Holdings Signs Letter of Intent to Purchase Mineral Rights Including

Gold and Platinum Located in Utah

MEMPHIS, Tenn.--(BUSINESS WIRE)--AII State Properties Holdings, Inc. (OTCBB: ATPT) today announced that they signed a Letter of Intent to purchase certain mineral rights and/or leases in Utah from a company with mining claims and existing mined ore including gold and platinum already on the ground. Further information regarding the purchase will be made available when the company performs its due diligence and at the signing of the final documents.

About All State Properties Holdings, Inc.

All State Properties Holdings, Inc. (OTCBB: ATPT) is a publicly traded company whose primary objective is to seek out and develop opportunities in the energy sector. It focuses on the acquisition, exploration, and development of crude oil, natural gas and precious metals reserves in North America through asset purchases or company transactions, and on further developing those reserves to increase production. The company is based in Memphis, Tennessee.

Management believes that a balanced strategy of acquisitions coupled with increased production can rapidly grow its reserve base and increase shareholder and company value.

All State Properties Holdings believes it is well prepared to succeed in both its geographic and strategic focus areas based on the extensive experience of its management team. This experience combined with creative abilities has resulted in a long list of active projects to pursue in achieving the company's mission. For further company information, please visit

www.allstatepropertiesholdings.com.

One of our most important responsibilities is to communicate with shareholders in an open and direct manner. Comments are based on current management expectations, and are considered "forward-looking statements, " generally preceded by words such as ''plans, " "expects, n "believes, n "anticipates, " or "intends. " We cannot promise future returns. Our statements reflect our best judgment at the time they are issued, and we disclaim any obligation to update or alter forward-looking statements as the result of new information or future events. All State Properties Holdings, Inc. urges investors to review the risks and uncertainties contained within its filings with the Securities and EXChange Commission.

Contacts

For All State Properties Holdings, Inc.

Trinity Media Group, Inc.

Jamey Smith, 386-259-4094

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